                                                      REGISTRATION NO. 333-88509

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         TEXTRON FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   05-6008768
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                       ORGANIZATION)

                             40 WESTMINSTER STREET
                                 P.O. BOX 6687
                      PROVIDENCE, RHODE ISLAND 02940-6687
                                 (401) 621-4200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                           ELIZABETH C. PERKINS, ESQ.
                             40 WESTMINSTER STREET
                                 P.O. BOX 6687
                      PROVIDENCE, RHODE ISLAND 02940-6687
                                 (401) 621-4200
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                           MAUREEN S. BRUNDAGE, ESQ.
                                WHITE & CASE LLP
                          1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 819-8200

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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


                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1999


PROSPECTUS

                                TFC TEXTRON LOGO

                         TEXTRON FINANCIAL CORPORATION
                             40 WESTMINSTER STREET
                                 P.O. BOX 6687
                      PROVIDENCE, RHODE ISLAND 02940-6687
                                 (401) 621-4200

                                 $3,000,000,000

                                DEBT SECURITIES

                           -------------------------

   WE WILL PROVIDE SPECIFIED TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                           -------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 This prospectus is dated                , 1999

                               TABLE OF CONTENTS


                   PAGE
About this Prospectus...............    1
Textron Financial Corporation.......    1
Use of Proceeds.....................    2
Ratio of Earnings to Fixed
Charges.............................    2
Description of Debt Securities......    2



                   PAGE
Plan of Distribution................   13
Where You Can Find More
Information.........................   15
Legal Opinions......................   15
Experts.............................   16

                             ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total maximum offering price of $3,000,000,000.


     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. Each prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                         TEXTRON FINANCIAL CORPORATION


     We were incorporated in the State of Delaware in 1962. Our executive office is at 40 Westminster Street, Providence, Rhode Island. Our telephone number is 401-621-4200. We are a diversified commercial finance company offering term loans and leases for equipment, revolving credit arrangements and, other specialty financial products. Our finance transactions involve many industries, including aircraft, golf, timeshare resorts, transportation, machine tool, and automotive service and repair. Our other financial services and products include transaction syndications, equipment appraisal and management, portfolio servicing and insurance brokerage. We are a wholly-owned subsidiary of Textron Inc., a multi-industry company with market-leading operations in aircraft, automotive, industrial and finance.



     We entered into a Support Agreement dated as of May 25, 1994 with Textron Inc. The Support Agreement requires Textron Inc. to pay us, quarterly, an amount sufficient to provide that pre-tax earnings, before extraordinary items and fixed charges, will not be less than 125% of our fixed charges. Fixed charges for purposes of the Support Agreement include interest on indebtedness and amortization of debt discount. Textron Inc. was not required to make any payments under the Support Agreement for 1998, 1997, 1996 and 1995, when our fixed charge coverage ratios were 173%, 171%, 165% and 160%, respectively. In addition, Textron Inc. has agreed to maintain our consolidated shareholders' equity at an amount not less than $200 million. Under the terms of the Support Agreement, we agree with Textron Inc. that one hundred percent (100%) of our issued and outstanding common stock will be owned by Textron Inc. or a corporation controlled by, controlling, or under common control with, Textron Inc. The Support Agreement is not a guarantee by Textron Inc. of the payment of interest or principal of any obligation, indebtedness or liability by us, including the debt securities offered hereby, to any person. However, the Support Agreement does contain provisions protecting our investors from the termination of the Support Agreement and entitling them to enforce its provisions against Textron Inc. As a result, if Textron Inc. does not comply with its obligations under the Support Agreement, holders of our debt securities and other creditors could bring an action against Textron Inc. to compel Textron Inc. to comply with its obligations.

                                USE OF PROCEEDS


     We will use the net proceeds from the sale of the debt securities that we offer for sale by this prospectus for the purpose that we specify in the prospectus supplement for those debt securities. Those purposes may include repayment of debt, origination of loan and lease financings, acquisition of finance portfolios and businesses and other general corporate purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:


NINE MONTHS ENDED              YEARS ENDED
SEPTEMBER 30, 1999   1998   1997   1996   1995   1994
------------------   ----   ----   ----   ----   ----
       1.69          1.72   1.70   1.65   1.60   1.72



For these ratios, we calculated earnings by adding the following:


     - pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from investments that we account for using the equity method of accounting;

     - fixed charges;

     - amortization of previously capitalized interest;

     - distributed income of investments that we account for using the equity method of accounting; and

     - our share of pre-tax losses of investments that we account for using the equity method of accounting and then subtracting:

          -- capitalized interest and

          -- minority interests in pre-tax income of subsidiaries that have not incurred fixed charges.


For this purpose, we calculated fixed charges by adding the following:


     - interest expensed and capitalized;

     - amortized premiums, discounts and capitalized expenses relating to indebtedness;

     - an estimate of interest included in rental expense; and

     - preferred stock dividend requirements, if any, of consolidated subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES


     We will issue the debt securities under an indenture between us and SunTrust Bank, Atlanta, as trustee.



     We have summarized below provisions of the indenture and the Trust Indenture Act of 1939. The summary does not contain all of the provisions that you may want to consider as an investor in the debt securities. You may wish to review the indenture. We have filed a copy of the indenture with the SEC.

GENERAL


     The indenture does not limit the amount of debt securities that we may issue under it. In addition, the indenture does not limit the amount of any other debt that we may issue under other financing documents.



     We are allowed under the indenture to issue debt securities in one or more series. We will include in the prospectus supplement for a series of debt securities being offered specific terms of the debt securities. These terms will include some or all of the following:


     - the title of the debt securities;

     - the total principal amount and the permitted denominations of the debt securities;


     - the price of the debt securities;



     - the currency or currencies in which the principal of and any interest on the debt securities will be payable;


     - the date on which the debt securities will be payable;

     - the interest rate, if any, for the debt securities or the method that will be used to determine the interest rate;


     - the places where principal and any interest will be payable;


     - any mandatory or optional repayment or redemption provisions; and

     - any other terms of the debt securities.


We are allowed under the indenture to issue debt securities of a single series at various times, with different maturity dates and redemption and repayment provisions, if any, and different interest rates. We will specify in the prospectus supplement the persons to whom and the manner in which any interest will be payable.


     The debt securities will be unsecured, unsubordinated indebtedness of our company. The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness.


     We will issue the debt securities in the denominations that we set forth in the applicable prospectus supplement. The trustee will register the debt securities in the names of the holders of the debt securities. We will maintain an office or agency where holders of the debt securities may present the debt securities for payment, transfer or exchange. We will not charge any service charge for any transfer or exchange of the debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable on the debt securities.



     We may sell some of the debt securities at a substantial discount below their stated principal amount and we may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.


BOOK-ENTRY PROCEDURES


     We may issue the debt securities in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company. The Depository Trust Company has informed us that its nominee will be

Cede & Co., who will be the initial registered holder of any series of debt securities that are issued in book-entry form.



     If we use the book-entry only form, we will not issue certificates to individual holders of the debt securities, except as set forth below or in the applicable prospectus supplement. The Depository Trust Company and its participating organizations will only show beneficial interests in book-entry securities on and transfers of book-entry securities through the records that it and its participating organizations maintain. In addition, if holders of debt securities issued in book-entry form want to take any action, they must instruct the participating organization through which they hold the debt securities. The participating organization then must instruct The Depository Trust Company or Cede & Co., as the registered holder of the debt securities, to take action.



     The Depository Trust Company has provided us with the following information. The Depository Trust Company is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company holds securities that its participating organizations, or direct participants, deposit with it. The Depository Trust Company also facilitates the clearance and settlement of securities transactions among direct participants through electronic book-entry. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations, including banks, brokers, dealers and trust companies that work with a direct participant also use The Depository Trust Company's book-entry system. The rules that apply to The Depository Trust Company and its participants are on file with the SEC.



     The Depository Trust Company management is aware that some computer applications and systems for processing data that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "Year 2000" problems. The Depository Trust Company has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer applications and systems, as the same relate to the timely payment of principal, interest and other distributions to security holders, book-entry deliveries and settlement of trades within The Depository Trust Company, continue to function appropriately. This program included a technical assessment and remediation plan, both of which are complete. Additionally, The Depository Trust Company's plan included a testing phase, which was completed in October 1999. The Depository Trust Company has determined that its internal applications, systems software, hardware and data service providers' data feeds are Year 2000 ready.



     However, The Depository Trust Company's ability to perform its services properly is also dependent upon other parties, including but not limited to: (1) issuers and their agents, (2) third-party vendors from whom The Depository Trust Company licenses software and hardware, and (3) third-party vendors on whom The Depository Trust Company relies for information or the provision of services, including telecommunication and electric utility service providers. The Depository Trust Company has informed its participants and other members of the financial community that it is contacting third-party vendors from whom The Depository Trust Company acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant, and (2) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, The Depository Trust Company has developed contingency plans to handle any disruptions relating to the Year 2000 problem.



     If anyone wishes to purchase, sell or otherwise transfer debt securities issued in book-entry form, they must do it through a direct or indirect participant. Under a book-entry format, holders of debt securities may experience some delay in their receipt of payments. Holders will not be recognized as registered holders of the debt securities and, thus, will be permitted to exercise their rights only indirectly through and subject to the procedures of participants and, if applicable, indirect participants.



     The absence of physical certificates may limit the ability of a holder to pledge debt securities issued in book-entry form to persons or entities that do not participate in The Depository Trust Company system, or to otherwise act with respect to the debt securities.



     The Depository Trust Company has advised us that it will only take an action that the indenture permits a registered holder of any debt securities to take if a participant directs it to do so.



     Debt securities represented by a book-entry security will be exchangeable for debt securities in definitive form with the same terms only if:



     - The Depository Trust Company notifies us that it is unwilling or unable to continue as depositary or The Depository Trust Company ceases to be a clearing agency registered under applicable law and we do not appoint a new depositary within 90 days;



     - we determine that the book-entry security is now exchangeable for debt securities in definitive form; or


     - an event of default has occurred and is continuing with respect to the debt securities.


If any of these events occur, The Depository Trust Company will generally notify all direct participants of the availability of definitive debt securities.



     Except as we describe in this section, a book-entry security may not be transferred except as a whole by The Depository Trust Company to its nominee or by its nominee to The Depository Trust Company or another of its nominees or to a successor depositary appointed by us.



CERTAIN COVENANTS



     We must comply with the covenants which are contained in the indenture described below. However, the covenants may not ensure that the holders of debt securities will receive payments of principal and interest on the debt securities when due in the event of a highly leveraged or similar transaction involving our company. These types of transactions would include a leveraged buyout or a change of control of our company. Also, the covenants will not limit the amount of debt we may incur or the amount of dividends we may pay to our shareholder.


LIMITATIONS ON LIENS


     We will not directly or indirectly, and will not allow any Subsidiary to, create, assume or incur any Lien on any of the properties and assets of our company or any Subsidiary unless we grant to the holders of the outstanding debt securities a Lien on the same property or assets that is equal in seniority to the Lien securing the other Debt. However, we will not be required to grant a Lien as security to the holders of the outstanding debt securities if our company or any Subsidiary merely:



     - leases property to others in the ordinary course of business or subleases that is not necessary in the operation of its business;



     - creates, assumes or incurs any Lien if (1) the Lien secures Debt for borrowed money which was used to finance the acquisition of the property that is subject to the Lien and (2) the Lien is created at the same time as our company or the Subsidiary acquired the property or within 90 days after the acquisition;



     - assumes:



        -- any Lien existing on any asset of any Person at the time the Person becomes a Subsidiary that is not created in contemplation of the event;



        -- any Lien on any asset of any Person existing at the time the Person merges or consolidates with or into our company or a Subsidiary that is not created in contemplation of the merger or consolidation; and



        -- any Lien existing on any asset prior to the time our company or a Subsidiary acquires the asset if the Lien is not created in contemplation of the acquisition;



     - makes any deposit with or gives any form of security to any governmental agency or similar body in order to enable our company or any Subsidiary to:


        -- maintain self-insurance;

        -- participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions, or other social security;


        -- share in any privileges or other benefits available to corporations participating in the arrangement; or


        -- for any other purpose at any time required by law in order to transact business or exercise any privilege or license;


     - deposits assets of our company or any Subsidiary with any surety company or clerk of any court, or in escrow, as collateral in connection with any bond on appeal by our company or any Subsidiary from any judgment or decree against it, or in connection with any other judicial proceedings by or against our company or any Subsidiary;



     - incurs upon any of its property or assets:



        -- Liens for taxes or other governmental charges or levies which are not yet due or are payable without penalty or which our company or any Subsidiary is contesting in good faith by and for which adequate reserves have been set aside on our company's or the Subsidiary's books to the extent required by generally accepted accounting principles, as long as foreclosure or similar proceedings have not been started;



        -- the Liens of any judgment, if the judgment has not remained undischarged, or unstayed on appeal or otherwise, for more than six months;

        -- undetermined Liens or charges incident to construction;


        -- materialmen's, mechanics', workmen's, repairmen's or other similar
           Liens arising in the ordinary course of business in respect of obligations which are not yet due or which our company or such Subsidiary is contesting in good faith, or deposits to obtain the release of these Liens; or



        -- any encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title, which do not materially impair our company's or the Subsidiary's use of the property or decrease the value of the property for the purpose of our or any Subsidiary's business;



     - creates other Liens arising in the ordinary course of its business which:


        -- do not secure Debt;

        -- do not secure any obligation in an amount exceeding $5,000,000 and

        -- do not in the aggregate materially detract from the value of its property or assets or materially impair the use in the operation of its business;


     - creates Liens not otherwise permitted securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Tangible Assets;



     - creates in favor of any lender in the ordinary course of business a banker's lien or right to offset amounts deposited with the lender;



     - creates or assumes Liens securing debt that a Subsidiary owes to our company or another Subsidiary;



     - creates, assumes or incurs any Lien upon any of its properties or assets in connection with the sale, transfer or other disposition of the properties or assets:


        -- in connection with the securitization or other asset-based financing;

        -- to a real estate investment trust or similar entity; or

        -- in connection with any transaction similar to the transactions referred to in the immediately preceding clauses;


       provided, however, that any disposition must be for valid consideration and must not benefit directly or indirectly any creditor of our company more than any other creditor of our company; and



     - causes or allows any extension, renewal or replacement of any Lien referred to above, as long as:



        -- we or any Subsidiary do not increase the principal amount of the Debt secured by the Lien, except that:



             - the amount of Debt secured by extensions, renewals or
               replacements of Liens on property acquired as a result of defaults on receivables may exceed the principal amount prior to the extension, renewal or replacement; and



             - the amount of Debt secured by extensions, renewals or
               replacements of Liens on property may exceed the amount of the Debt prior to the extension, renewal or replacement if the value of the property has increased and the loan to value ratio of the refinanced Debt does not exceed the loan to value ratio of the debt relating to the original Lien; and



        -- the extension, renewal or replacement of any Lien is limited to that portion of the property which secured the Lien that is extended, renewed or replaced plus improvements on the property.


CERTAIN DEFINITIONS


     "DEBT" of any Person means at any date, without duplication:



     - all obligations of the Person for borrowed money;



     - all obligations of the Person evidenced by bonds, debentures, notes or other similar instruments;



     - all obligations of the Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;



     - all obligations of the Person as lessee which the Person capitalizes in accordance with generally accepted accounting principles;



     - all Debt of others secured by a Lien on any asset of the Person, whether or not the Debt is assumed by the Person; and



     - all Debt of others that the Person guarantees.



     However, "Debt" of our company or a Subsidiary will not include Non-recourse Debt.



     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind on the asset. However, "Lien" does not mean security interests under Article 9 of the Uniform Commercial Code on sales of accounts or chattel paper. For the purposes of the debt securities, our company or any Subsidiary will be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to the asset.



     "NON-RECOURSE DEBT" of our company or a Subsidiary means any obligations for borrowed money of our company or a Subsidiary secured by specific assets, which obligations are not reflected in the balance sheet of our company or a Subsidiary. We issue these obligations under instruments which limit the recourse against the obligor to the specific assets. In the case of all Non-recourse Debt borrowed after the date of the indenture, if under applicable law, a holder of the obligation could ever become entitled to recourse against our company or any Subsidiary under applicable bankruptcy law, the instrument must also contain a provision that a lender's recourse claim in respect of the obligation will be subordinate and junior to all Debt evidenced by the debt securities of any series.



     "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "SUBSIDIARY" means at any date any entity in which we directly or indirectly own securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.


MERGER AND CONSOLIDATION


     We may consolidate or merge with or into any other Person and may transfer or lease all or substantially all of our property to any Person only if:



     - the Person formed by or resulting from the consolidation or merger, or which will receive the property enters into a supplemental indenture in which it



       -- assumes the due and punctual payment of the principal, premium, and interest on the debt securities; and



       -- agrees to perform and observe each agreement or covenant under the debt securities and the indenture; and



     - immediately after giving effect to the consolidation, merger, transfer or lease of property discussed above, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and is continuing.

Any transfer described above, but not a lease, will concurrently release us from further obligations under the debt securities and the indenture.


EVENTS OF DEFAULT, WAIVER AND NOTICE


     The following will be "Events of Default" for any series of debt securities:



     - our failure to pay any interest on any series of debt securities when due and which remains unpaid for a period of 30 days;



     - our failure to pay the principal or any premium on any series of debt securities when due;



     - our failure to perform, or our breaching, any covenant or warranty of our company contained in any series of debt securities or the indenture which remains unremedied 90 days after the holders of at least 25% in aggregate principal amount of any series of debt securities then outstanding provide written notice of our failure to us;



     - if any event of default under any mortgage, indenture or instrument occurs and results in debt in excess of $50,000,000 of our company becoming or being declared due prior to the date on which it would otherwise become due, and the acceleration is not annulled, or the debt is not discharged, within 30 days after the holders of at least 25% in aggregate principal amount of any series of debt securities then outstanding provide to us written notice of the event of default;



     - the Support Agreement ceases to be in full force and effect for any reason or is amended or modified in any manner unless



       -- prior to its termination or amendment, Standard & Poor's Corporation, Moody's Investor Service and any other nationally recognized statistical rating organization then rating securities of our company, confirm they will not downgrade or place on what is commonly referred to as a "watch list" for possible downgrading any of our securities as a result of the termination or amendment of the Support Agreement; or



       -- if the termination or amendment is as a result of another Person's assumption of the debt securities under the provisions described in "Merger and Consolidation" above or in connection with Textron Inc.'s transfer of the capital stock of our company to any other 100% direct or indirect subsidiary of Textron Inc., the senior debt securities of the Person assuming the debt securities are rated by Standard & Poor's Corporation or Moody's Investor Service immediately following the assumption at a rating equal to or greater than the rating assigned to securities of our company by each rating agency;



     - Textron Inc., our company or any "significant subsidiary," as defined in
       Section 1.02(w) of Regulation S-X of the Securities Act, of our company:



        -- commences or consents to a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or similar law or seeking the appointment of a trustee or other similar official of it or any substantial part of its property;


        -- makes a general assignment for the benefit of creditors;



        -- fails generally or admits its inability to pay its debts as they become due; or



        -- takes any corporate action to authorize any of the foregoing;



     - an involuntary case or other proceeding (1) is commenced against Textron Inc., our company or any significant subsidiary of our company seeking liquidation or other relief with respect to its or our debts under any bankruptcy or other similar law or seeking the appointment of a trustee or other similar official and (2) is not dismissed or stayed within 60 days; or



     - an order for relief is entered against Textron Inc., our company or any significant subsidiary of our company under the Federal bankruptcy laws.



     In case an Event of Default other than one described in the last two bullet-points above occurs and is continuing with respect to a particular series of debt securities, then the holders of at least 25% in aggregate principal amount of that particular series of debt securities then outstanding may declare the principal of all outstanding debt securities of that particular series to be immediately due and payable. If an Event of Default described in the last two bullet-points occurs and is continuing with respect to a particular series of debt securities, the principal of all outstanding debt securities of that particular series will automatically become due and payable. Upon any acceleration, any premium and interest on the debt securities so accelerated will also become immediately due and payable. At any time after an acceleration but before the holders of debt securities obtain a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities may rescind and annul the acceleration and its consequences, provided all required payments, other than as a result of the acceleration, shall have been made and all Events of Default are cured or waived.


     The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive, on behalf of all of the holders of that series, any Event of Default and its consequences or past defaults, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, debt securities of that particular series or a default under a covenant or agreement that cannot be modified without the consent of the holder of each debt security that is affected.


     If a default or an Event of Default occurs and continues for any series of debt securities, the holders of at least a majority in aggregate principal amount then outstanding for any series of debt securities may direct the time, method and place of conducting any proceeding or remedy available to the trustee, or exercising any power given to the trustee under the indenture for that series of debt securities.



     The trustee does not have to exercise any of its rights or powers under the indenture at the direction of any holders of debt securities unless the holders offer the trustee reasonable security or indemnity against expenses and liabilities.



     We must file with the trustee annually a written statement regarding the presence or absence of certain defaults.


DEFEASANCE

DEFEASANCE AND DISCHARGE


     The indenture provides that we will be discharged from all non-administrative obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government obligations which will provide enough money to pay the principal and interest on the debt securities of the series on the stated due dates of these payments in accordance with the terms of the indenture and the debt securities of that series.



     We may establish this trust only if, among other things, we deliver to the trustee an opinion of counsel stating that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance had not occurred.



DEFEASANCE OF LIMITATIONS ON LIENS COVENANT AND RELATED EVENTS OF DEFAULT



     The indenture provides that we may be released from our obligation to comply with the restrictive covenant regarding limitations on Liens and we would no longer trigger Events of Default under the indenture and the debt securities of a series with respect to this covenant, if we deposit with the trustee, in trust, money and/or U.S. government obligations which, through the payment of interest and principal thereon, will provide enough money to pay the principal and interest on the debt securities of that series on the stated due dates of these payments in accordance with the terms of the indenture and the debt securities of that series. Our other obligations under the indenture and the debt securities of that series and other Events of Default would remain in full force and effect.



     We may establish this trust only if, among other things, we deliver to the trustee an opinion of counsel stating that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance of the covenant and Events of Default described above and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred.



     If we exercise the option described in this section and the debt securities of the series are declared due and payable because of the occurrence of any Event of Default, other than the Event of Default described above in the third bullet point under "Events of Default", the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default.

CHANGES TO THE INDENTURE


     Under the indenture, we may modify our rights and obligations and the rights of the holders of debt securities with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification. However, we are required to get the consent of the holder of each debt security affected to make the following modifications of the debt securities:


     - an extension of the fixed maturity of any debt security;

     - a reduction of the principal amount payable on any debt security;

     - a reduction in the rate of interest payable on any debt security;

     - a change in currency in which payments are made;

     - an extension of the time of payment of interest;

     - a modification that affects adversely any right of a holder of a debt security to repayment;

     - a reduction in the principal amount of an original issue discount debt security due and payable upon acceleration of the maturity;


     - a reduction in the portion of the principal amount of a debt security payable in bankruptcy;


     - a reduction in amounts payable upon redemption;

     - a reduction in the rate of interest payable on overdue amounts; and

     - a reduction in the percentage of holders of the outstanding debt securities of each series required to consent to any modification discussed above.


     Under the indenture, we can make modifications to the indenture with the consent of the trustee but without the consent of any holders of debt securities to evidence our merger or the replacement of the trustee and for other purposes set forth in the indenture.


CONCERNING THE TRUSTEE

     We enter into a variety of banking transactions with the trustee in the ordinary course of our business.

GOVERNING LAW


     The debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles.


                              PLAN OF DISTRIBUTION

     We may sell the debt securities described in this prospectus:

     - to or through underwriters or dealers;

     - directly to one or more purchasers; or

     - through agents.

BY UNDERWRITERS


     If we use underwriters in the sale, the underwriters will acquire debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may from time to time modify any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.


DIRECT SALES


     We may directly sell debt securities of any series. In this case, no underwriters or agents would be involved.


BY AGENTS


     We may sell debt securities of any series through agents that we designate. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.


GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters, as defined in the Securities Act of 1933, and any discounts, concessions or commissions that we pay them and any profit on their resale of the debt securities offered by this prospectus may be treated as underwriting discounts, concessions and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.


     We may have agreements with the underwriters, dealers and agents who participate in the sale of debt securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.


     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.


     The debt securities of a series, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities of a series for public offering and sale may make a market in the debt securities, but will not be obligated to do so and could stop doing so at any time without notice. We cannot assure you that a market for any series of debt securities we issue will exist.



     If we indicate in a prospectus supplement, we will authorize underwriters or our agents to solicit offers by certain institutional investors to purchase debt securities from us which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under these delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institutional investor is subject.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed a registration statement on Form S-3 (File No. 333-88509) with the SEC under the Securities Act of 1933, covering the debt securities to be offered from time to time by this prospectus. This prospectus does not contain all of the information included in the registration statement.



     We also have filed a registration statement on Form 10 (File No. 0-27559)with the SEC under the Securities Exchange Act of 1934. We will file annual, quarterly and special reports, and other information with the SEC. Our parent company, Textron Inc., also files annual, quarterly and special reports, and other information with the SEC. Textron Inc.'s and our SEC filings are available to the public over the Internet from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file, or Textron Inc. files, at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.


     The SEC allows us to "incorporate by reference" in this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the Form 10 and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the securities that may be offered by this prospectus.

     You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

        Textron Financial Corporation
        40 Westminster Street
        P.O. Box 6687

        Providence, Rhode Island 02940-6687


        Attention: Brian F. Lynn

        (401) 621-4200


     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                                 LEGAL OPINIONS


     White & Case LLP will issue for us an opinion about the legality of the debt securities.

     Any underwriters will be advised about the validity of the debt securities by their own legal counsel.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the year ended January 2, 1999 as set forth in their report included in our registration statement on Form 10, and which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*


Securities and Exchange Commission registration fee.........  $  834,000
Printing and engraving expenses.............................  $   55,000
Rating agency fees..........................................  $2,000,000
Trustee's fees..............................................  $   75,000
Legal fees..................................................  $  150,000
Accounting expenses.........................................  $   75,000
Blue Sky fees and expenses..................................  $   10,000
Other.......................................................  $    2,000
                                                              ----------
     Total..................................................  $3,201,000
                                                              ==========


-------------------------

* All amounts other than the registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

     The By-Laws of Textron Financial Corporation provide that each person who at any time is or shall have been a director or elected or appointed officer of Textron Financial Corporation, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Textron Financial Corporation, and his or her heirs, executors and administrators, shall be indemnified by Textron Financial Corporation in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Paragraph (f) of Article XII of the By-Laws of Textron Financial Corporation facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Textron Financial Corporation and the director or officer.

     The By-Laws of Textron Financial Corporation provide that Textron Financial Corporation shall indemnify, in all respects and to the full extent authorized or permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her being or having been a director, elected or appointed officer or employee of Textron Financial Corporation or, at the request of Textron Financial Corporation as a director, officer, employee or agent, of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Such indemnification of any person shall inure to the benefit of his or her heirs, executors and administrators.


     The By-Laws of Textron Financial Corporation also provide similar indemnification for officers of Textron Inc. who serve as directors of Textron Financial Corporation.


ITEM 16.  EXHIBITS


 1.1*   Form of Underwriting Agreement.
 4.1**  Indenture to be dated on or about the date of the issuance of the first series of debt securities thereunder between
        the Textron Financial Corporation and SunTrust Bank, Atlanta
        (including form of debt securities).
 4.2    Support Agreement dated as of May 25, 1994 between Textron
        Inc. and Textron Financial Corporation (Incorporated by
        reference to Exhibit 10.1 to Textron Financial Corporation's
        Form 10 filed on October 5, 1999 (the "Textron Financial
        Form 10")).
 5.1    Opinion re legality of debt securities of White & Case LLP
        (including consent).
12.1    Computation of Ratio of Earnings to Fixed Charges
        (Incorporated by reference to Exhibit 12.1 to the Textron
        Financial Form 10).
23.1    Consent of Ernst & Young LLP, independent auditors.
23.2    Consent of White & Case LLP (contained in Exhibit 5.1).
24.1**  Powers of Attorney of certain officers and directors of
        Textron Financial Corporation (See page II-4 to the
        Registration Statement as originally filed).
24.2    Powers of Attorney of certain directors of Textron Financial
        Corporation.
25.1**  Form T-1 Statement of Eligibility under the Trust Indenture
        Act of 1939, as amended, of SunTrust Bank, Atlanta, as
        Trustee under the indenture.


---------------

*  To be filed by amendment.



** Previously filed with the Commission.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PROVIDENCE, STATE OF RHODE ISLAND, ON THE 15TH DAY OF NOVEMBER, 1999.


                                          TEXTRON FINANCIAL CORPORATION


                                          By         STEPHEN A. GILIOTTI

                                            ------------------------------------
                                                    Stephen A. Giliotti
                                                  Chairman, President and
                                                  Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS, WHICH INCLUDE A MAJORITY OF THE BOARD OF DIRECTORS, IN THE CAPACITIES AND ON THE DATES INDICATED.



                  SIGNATURE                                 TITLE                      DATE
                  ---------                                 -----                      ----

             STEPHEN A. GILIOTTI               Chairman, President, Chief        November 15, 1999
 ------------------------------------------    Executive Officer and Director
             Stephen A. Giliotti               (Principal Executive Officer)

                      *                        Director                          November 15, 1999
 ------------------------------------------
              Edward C. Arditte

                      *                        Director                          November 15, 1999
 ------------------------------------------
              Lewis B. Campbell
                      *                        Director                          November 15, 1999
 ------------------------------------------
               John A. Janitz

                      *                        Director                          November 15, 1999
 ------------------------------------------
              Wayne W. Juchatz

                      *                        Executive Vice President          November 15, 1999
 ------------------------------------------    and Chief Financial Officer
              Thomas J. Cullen                 (Principal Financial Officer)

                      *                        Vice President -- Finance         November 15, 1999
 ------------------------------------------    (Principal Accounting Officer)
                Eric Salander

          *By: ELIZABETH C. PERKINS
    ------------------------------------
               Elizabeth C. Perkins
                 Attorney-in-fact

                                 EXHIBIT INDEX


 1.1*   Form of Underwriting Agreement.
 4.1**  Indenture to be dated on or about the date of the issuance of the first series of debt securities thereunder between
        the Textron Financial Corporation and SunTrust Bank, Atlanta
        (including form of debt securities).
 4.2    Support Agreement dated as of May 25, 1994 between Textron
        Inc. and Textron Financial Corporation (Incorporated by
        reference to Exhibit 10.1 to the Textron Financial Form 10).
 5.1    Opinion re legality of debt securities of White & Case LLP
        (including consent).
12.1    Computation of Ratio of Earnings to Fixed Charges
        (Incorporated by reference to Exhibit 12.1 to the Textron
        Financial Form 10).
23.1    Consent of Ernst & Young LLP, independent auditors.
23.2    Consent of White & Case LLP (contained in Exhibit 5.1).
24.1**  Powers of Attorney of certain officers and directors of
        Textron Financial Corporation. (See page II-4 to the
        Registration Statement as originally filed).
24.2    Powers of Attorney of certain directors of Textron Financial
        Corporation.
25.1**  Form T-1 Statement of Eligibility under the Trust Indenture
        Act of 1939, as amended, of SunTrust Bank, Atlanta, as
        Trustee under the indenture.


---------------

 * To be filed by amendment.



** Previously filed with the Commission.